SEITEL NEWS

CONTACT:	Russell J. Hoffman, Vice President Corporate Communications
(203) 629-0633
FOR IMMEDIATE RELEASE

KEVIN CALLAGHAN APPOINTED
INTERIM PRESIDENT OF OLYMPIC SEISMIC

Highlights
o	Kevin P. Callaghan, Senior Vice President, Seitel Data, Ltd., appointed interim President of Olympic Seismic, Ltd.
o	Christopher F. Talbot, former President of Olympic Seismic, Ltd., terminated for cause.

HOUSTON, TX, August 8, 2001 - Seitel, Inc. (NYSE: SEI; TSE: OSL), has appointed Kevin Callaghan, Vice President, Olympic Seismic, Ltd., and Senior Vice President, Seitel Data, Ltd., as interim President of Seitel's Canadian subsidiary, Olympic Seismic, Ltd., effective July 20, 2001. Mr. Callaghan has over 25 years experience in seismic data acquisition and licensing. Mr. Callaghan stated, "Our commitment to the Canadian marketplace remains as strong as ever. We plan to continue growing Olympic's database and to focus on increasing Olympic's revenues." Christopher Talbot, former President of Olympic, was terminated for cause. Seitel has initiated legal action in Federal District Court in Houston, Texas, against Talbot as a result of the actions giving rise to his termination, and has obtained a temporary restraining order against him that, among other things, prevents him from interfering or competing with Seitel's or Olympic's businesses. Olympic hopes to fill the President's position with a local Calgarian.

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